Exhibit 10.2

January 22, 2021

Rocky Brands, Inc.
39 E. Canal St.
Nelsonville, OH 45764

Re:	Commitment Letter for Senior Secured Term Loan Facility

Ladies and Gentlemen:

In connection with your acquisition ("Acquisition") of the stock of US Footwear Holdings LLC, a Delaware limited liability company ("Target Company"), The Direct Lending Group of TCW Asset Management Company LLC ("TCW") is pleased to commit to be the administrative agent ("Agent") for a $135,000,000 senior secured term loan credit facility ("Term Loan Facility") to Rocky Brands, Inc., an Ohio corporation ("Parent"), and certain of its subsidiaries (including the Target Company and certain of its subsidiaries, collectively, "Borrower") and to lend the entire amount of the Term Loan Facility, on the terms set forth in this letter (this "Commitment Letter"), including the Summary of Terms attached hereto (the "Term Sheet"). TCW is also pleased to advise you of its willingness to form a syndicate of financial institutions ("Lenders") for the Term Loan Facility. TCW's commitment is subject to satisfaction of the conditions set forth in Annex A to the Term Sheet.

TCW will act as sole and exclusive Agent for the Term Loan Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded except with the mutual agreement of Parent and TCW. You agree that, effective upon your acceptance of this Commitment Letter and continuing through April 22, 2021, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate the Term Loan Facility or any other senior financing similar to the Term Loan Facility.

TCW may elect to syndicate a portion of the Term Loan Facility to other lenders identified by TCW in consultation with you with a corresponding reduction in TCW's share of the Term Loan Facility. If so elected by TCW, you agree to actively assist TCW in achieving a syndication of the Term Loan Facility that is satisfactory to TCW in consultation with Parent. Such assistance shall include (a) your providing and causing your advisors and the Target Company to provide to TCW and the other Lenders, upon request, all information reasonably deemed necessary by TCW to complete syndication; (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication; (c) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships; and (d) otherwise assisting TCW in its syndication efforts, including by making your and the Target Company's senior management and advisors available from time to time to attend and make presentations regarding the business and prospects of Borrower, the Target Company and subsidiaries at one or more meetings of prospective Lenders.

It is understood and agreed that TCW will manage and control all aspects of any syndication in consultation with Parent, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders, subject to the mutual agreement of Parent and TCW as to selection of prospective Lenders and any titles offered to proposed Lenders. It is understood that no Lender participating in the Term Loan Facility will receive compensation from you in order to obtain its commitment, except on the terms provided herein.

You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), which has been or is hereafter made available to TCW or the Lenders by you, and to your knowledge, the Target Company or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (collectively, "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; and (b) all financial projections concerning Borrower, and to your knowledge, the Target Company and subsidiaries that have been or are hereafter made available to TCW or the Lenders by you, the Target Company or any of your representatives ("Projections") have been and will be prepared in good faith based upon reasonable assumptions. TCW acknowledges that whether or not such Projections are in fact achieved will depend upon future events, some of which are not within control of Borrower. Accordingly, actual results may vary from the Projections and such variations may be material. The Projections included in the Information Materials should not be regarded as a representation by Borrower or its management that the projected results will be achieved. You agree to furnish TCW with such Information and Projections as it may reasonably request and to supplement the Information and Projections from time to time until the closing date for the Term Loan Facility, so that the representations, warranties and covenants in the preceding sentence are correct on the closing date. In issuing this commitment and in arranging and syndicating the Term Loan Facility, TCW is and will be relying on, without independent verification, the Information and Projections.

By executing this Commitment Letter, you agree to reimburse TCW from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including without limitation (a) the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel, including any special or local counsel, and (b) reasonable and documented out-of-pocket due diligence expenses) incurred in connection with the Term Loan Facility, any syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. Upon acceptance of this Commitment Letter, you will deliver to TCW a deposit of $150,000 ("Initial Deposit") to cover such fees and expenses. In addition, you agree to deliver to TCW from time to time such additional deposits as may be necessary to cover such fees and expenses in excess of the Initial Deposit (together with the Initial Deposit, "Deposit"). At closing, the remaining balance of the Deposit will be applied to closing costs. If the Term Loan Facility does not close for any reason, Parent will be entitled to the unused portion of the Deposit.

You agree to indemnify and hold harmless TCW, each Lender, and each of their affiliates, officers, directors, employees, agents, advisors and other representatives (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction, including the Acquisition, or (b) the Term Loan Facility and any other financings or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors, a third party or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. It is further agreed that TCW shall only have liability to you (as opposed to any other person), and that TCW shall be liable solely in respect of its own commitment to the Term Loan Facility on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by a breach of TCW's obligations hereunder to negotiate definitive documentation for the Term Loan Facility in good faith on the terms set forth herein, as determined in a final, nonappealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

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Each of this Commitment Letter and the fee letter of even date between you and TCW ("Fee Letter") is confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Term Loan Facility or as otherwise required by law or regulation or as requested by a governmental authority (in which case Borrower agrees, to the extent permitted by law, to inform TCW promptly in advance thereof), may not be disclosed in whole or in part to any person or entity without TCW's prior written consent; provided that you may disclose this Commitment Letter (but not the Fee Letter), after your acceptance of same, you may disclose it in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, and on a confidential basis to the Target Company and its owner and advisors in connection with the Acquisition.

You acknowledge that TCW and its affiliates may be providing financing or other services to parties whose interests may conflict with yours. TCW agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information. TCW further advises you that it will not make available to you confidential information that TCW or its affiliates have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that TCW is permitted to access, use and share, with any of its affiliates, agents, advisors or representatives, any information concerning you or any of your affiliates that is or may come into the possession of TCW or its affiliates.

In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates' understanding, that (a) the Term Loan Facility and any related arranging or other services described in this letter constitute an arm's-length commercial transaction between you and your affiliates, on the one hand, and TCW on the other hand, and you are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (b) in connection with the process leading to such transaction, TCW is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party; (c) TCW has not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates' favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether TCW has advised or is currently advising you or your affiliates on other matters) and TCW has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (d) TCW and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates, and TCW has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) TCW has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against TCW with respect to any breach or alleged breach of agency or fiduciary duty.

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The provisions of the five preceding paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Term Loan Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any undertaking hereunder.

This Commitment Letter and the Fee Letter may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and PDF) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Commitment Letter and the Fee Letter may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Commitment Letter and Fee Letter, as applicable. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by TCW of a manually signed paper document which has been converted into electronic form (such as scanned into PDF format), or an electronically signed document converted into another format, for transmission, delivery and/or retention. For purposes hereof, "Electronic Record" and "Electronic Signature" shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

This Commitment Letter and the Fee Letter shall be governed by the laws of the State of New York; provided that the laws of the State of Delaware shall govern in determining the interpretation of “Material Adverse Effect (as defined in the Acquisition Agreement (as defined in the Term Sheet)) and whether a “Material Adverse Effect” occurred. Each of you and TCW hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated thereby, or the actions of TCW in the negotiation, performance or enforcement thereof.

TCW hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) ("Act"), TCW is required to obtain, verify and record information that identifies Borrower and Target Company, which information includes Borrower's and Target Company's legal name, address, tax ID number and other information that will allow TCW to identify Borrower and Target Company in accordance with the Act. TCW will also require information regarding each personal guarantor, if any, and may require information regarding Borrower's and Target Company's management and owners, such as legal name, address, social security number and date of birth. Furthermore, TCW hereby notifies you that TCW will require similar and/or additional information in connection with the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and UK equivalent laws.

This Commitment Letter and the Fee Letter embody the entire agreement and understanding among TCW, you and your affiliates with respect to the Term Loan Facility, and supersede all prior agreements and understandings relating thereto. However, please note that the terms of the undertakings of TCW hereunder are not limited to those set forth in this Commitment Letter. Those matters that are not covered or made clear are subject to mutual agreement of TCW and Parent. No party has been authorized by TCW to make any oral or written statements that are inconsistent with this Commitment Letter and the Fee Letter. This Commitment Letter is not assignable by Borrower without TCW's prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

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This offer will expire at 5:00 p.m. (Eastern time) on January 25, 2021, unless you execute this letter and the Fee Letter and return them to TCW prior to that time, together with the Initial Deposit. If this letter and the Fee Letter are executed and delivered by such date, this undertaking and commitment will thereafter expire on April 22, 2021, unless definitive documentation for the Term Loan Facility is executed and delivered by that date.

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We look forward to working with you in the coming weeks on this important financing.

THE DIRECT LENDING GROUP OF TCW

ASSET MANAGEMENT COMPANY LLC

By: /s/ Mark Gertzof______
Name: Mark Gertzof
Title: Managing Director

Accepted and Agreed to as of
January 22, 2021:

ROCKY BRANDS, INC.

By: /s/ Thomas D. Robertson___
Name: Thomas D. Robertson
Title: Executive Vice President, Chief Financial Officer, and Treasurer

Commitment Letter

$135,000,000 SENIOR SECURED
TERM LOAN CREDIT FACILITY
SUMMARY OF TERMS

BORROWER:

(a) Rocky Brands, Inc., an Ohio corporation ("Parent"); Lifestyle Footwear, Inc., a Delaware corporation; Rocky Brands US, LLC, a Delaware limited liability company; Rocky Brands International, LLC, an Ohio limited liability company; Lehigh Outfitters, LLC a Delaware limited liability company; Rocky Outdoor Gear Store, LLC, an Ohio limited liability company; and (b) after consummation of the Acquisition, US Footwear Holdings LLC, a Delaware limited liability company (collectively, "Borrower").

GUARANTORS:	All subsidiaries of Borrower organized in the US other than any Excluded Subsidiary (to be defined in the definitive documentation for the Term Loan Facility and to include immaterial subsidiaries) (collectively, "Guarantor" and, collectively with Borrower, "Obligor"). [1]

AGENT:	TCW Asset Management Company ("TCW") or its affiliated designee (in such capacity, the "Agent").

LENDERS:	TCW and/or affiliates or related funds thereof, and such other lenders as may be designated by TCW in consultation with Parent.

CREDIT

FACILITY:	A senior secured term loan credit facility ("Term Loan Facility") in the amount of $135,000,000 advanced on the closing date.

PURPOSE:

The Term Loan Facility will be used by Borrower to pay a portion of the purchase price for the acquisition by Borrower ("Acquisition") of the stock of US Footwear Holdings LLC, a Delaware limited liability company ("Target Company") and related companies and assets pursuant to the Purchase Agreement (the "Acquisition Agreement"), to finance the payment of fees, costs and expenses in connection with the Acquisition, to refinance existing indebtedness and to finance ongoing working capital needs.

SECURITY:

All obligations of Borrower and its subsidiaries in respect of the Term Loan Facility will be secured by all assets of the Obligors, with (a) a first priority lien on capital stock, equipment, intellectual property and certain other assets of the Obligors that do not constitute ABL Priority Collateral (as defined below) (collectively, the “Term Loan Priority Collateral”) and (b) a junior lien on accounts receivable (other than identifiable proceeds of Term Priority Collateral), inventory and certain related assets (collectively, the “ABL Priority Collateral; and, collectively with the Term Loan Priority Collateral, the “Collateral”). The lien priorities and relative rights related thereto shall be set forth in a split-lien, cross-wrapping intercreditor agreement (the “Intercreditor Agreement”) containing terms customary for transactions of this type and in form and substance acceptable to Bank.

1       NTD:  The list of Loan Parties in the Term Loan Facility will mirror those of the ABL Facility.

MATURITY AND
AMORTIZATION:	The Term Loan Facility will mature on the fifth anniversary of the closing date of the Term Loan Facility.

The principal amount of the Term Loan shall be paid in quarterly installments on the last day of each calendar quarter in an amount equal to 2.5% of the original principal amount of the Term Loan per annum.

INTEREST RATES:	The Term Loan Facility will bear interest at a rate equal to LIBOR plus 7.00% through June 30, 2021.

After June 30, 2021, the LIBOR and Base Rate margins will be subject to performance pricing adjustments based upon Total Average Leverage, as follows:

Tier	Total Average Leverage	LIBOR	Base Rate
I	> 3.25x	7.00%	6.00%
II	< 3.25x	6.50%	5.50%

In addition, (i) automatically upon the occurrence and during the continuation of a bankruptcy or insolvency event of default and (ii) upon the occurrence and during the continuation of any other event of default, at the direction of Agent or the Required Lenders, all loans and all other obligations shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable.

LIBOR and Base Rate will be defined in accordance with TCW’s standard practices. LIBOR will be subject to a floor of 1.0% and Base Rate will be subject to a floor of 2.0%. LIBOR loans will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding LIBOR loans, minimum dollar amounts of each LIBOR loan, and replacement thereof.

MANDATORY
PREPAYMENTS:

Customary mandatory prepayments including issuances of debt or equity (with exclusions to be agreed), asset sales, casualty events, other extraordinary receipts, and 50% excess cash flow sweep (with step downs to be determined).

PREPAYMENT
PREMIUM:

The prepayment premium upon voluntary and mandatory prepayments of the Term Loan (excluding certain mandatory prepayments to be agreed upon and voluntary prepayments made using internally generated cash flow) will be 2.0% in the first year, 2.0% in the second year, 1.0% in the third year, and 0% thereafter.

OTHER FEES:	Borrower will pay certain other fees in connection with the Term Loan Facility as set forth in the Fee Letter.

EXPENSES:

Borrower will pay (a) all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel) of TCW associated with the Term Loan Facility, including costs and reasonable and documented out-of-pocket expenses of (i) TCW's due diligence, including examinations, appraisals and audits, and (ii) syndicating and administering the Term Loan Facility, and preparing and enforcing all documents relating thereto; plus (b) TCW's standard charges for examinations and quality of earnings reports. Borrower will remain obligated for all such amounts whether or not the Term Loan Facility is consummated.

REPRESENTATIONS AND WARRANTIES; COVENANTS;
EVENTS OF DEFAULT:	The loan documentation will contain representations and warranties, covenants, events of default, and other provisions acceptable to TCW, including the following:

1.

Maximum Total Average Leverage Covenant. Borrower shall maintain as of the end of each fiscal quarter, a Total Average Leverage Ratio of not greater than 4.0x for each four consecutive fiscal quarter period then ended.

2.

Minimum Fixed Charge Coverage Ratio Covenant. Borrower shall maintain as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less 1.0x for each four consecutive fiscal quarter period then ended.

CONDITIONS PRECEDENT TO
CLOSING:	The funding of the Term Loan on the closing date will be subject only to those conditions listed in Annex A hereto.

OTHER:

This term sheet is intended as an outline only of certain of the material terms of the Term Loan Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that will be contained in definitive documentation for the Term Loan Facility.

Annex A

CONDITIONS PRECEDENT
TO BORROWINGS AND ISSUANCES
ON THE CLOSING DATE

1.

The execution and delivery, in form and substance acceptable to TCW and its counsel, of agreements (including the Intercreditor Agreement), documents, instruments, financing statements, organizational documents of the Obligors, consents, landlord waivers, deposit account control agreements, termination and release agreements and/or payoff letters, documents indicating compliance with all applicable federal, state provincial and foreign environmental laws and regulations, evidences of corporate authority, opinions of counsel, and such other documents or deliverables (including UCC, tax and judgment lien searches) to confirm and effectuate the Term Loan Facility and the perfection of Agent's liens (which shall be first priority with respect to Term Loan Priority Collateral and junior priority with respect to ABL Priority Collateral), as may be required by TCW and its counsel.

2.

Consummation of the Acquisition on terms acceptable to TCW, including (a) satisfactory legal documentation and (b) TCW's satisfaction with Borrower's corporate, capital and ownership structures after giving effect to the Acquisition.

3.

Consummation of an asset-based credit facility of up to $150,000,000 (the "ABL Loan Facility"), in form and substance acceptable to TCW, which shall be subject to the Intercreditor Agreement, not more than $80,000,000 of which shall be drawn at closing, and, after giving effect to the closing date advances, Borrower shall have borrowing availability under the ABL Loan Facility of not less than $20,000,000.

4.

Immediately after giving effect to the consummation of the Acquisition and the fundings under the ABL Loan Agreement on the closing date, (x) the total leverage ratio of the Borrower shall not exceed 3.75:1.0 and (y) LTM adjusted EBITDA of the Borrower shall be at least $57,500,000.

5.

(a) No Borrower Material Adverse Effect shall have occurred and (b) no Material Adverse Effect (as defined in the draft Acquisition Agreement marked C&M Draft January 14, 2021) shall have occurred. For purposes of this condition, “Borrower Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, or properties of the Obligors taken as a whole, (b) the ability of the Obligors taken as a whole to perform their obligations under the loan documentation, (c) the value of the collateral, taken as a whole, or Agent’s liens on the collateral or the priority of such liens or (d) the practical realization of the benefits of Agent’s and each lender’s rights and remedies under the loan documentation, provided, however, that in no event shall any effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Borrower Material Adverse Effect if such effect relates to, arises out of or results from (i) changes in general economic or business conditions in the United States or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) changes in general, regulatory or political conditions, nationally or internationally, including any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, including any cyberterrorism or cyber-attack; or (iv) any act of God or force majeure event, including any hurricane, flood, tornado, earthquake, wild fires or other natural disaster, pandemics or other public health emergencies, or changes or proposed changes in applicable Law as a result of a pandemic or other public health emergency.

6.

Receipt by TCW, in form and substance satisfactory to it, of (a) a pro forma balance sheet of Borrower dated as of the date of closing and giving effect to the Acquisition, (b) financial projections of Borrower, giving effect to the Acquisition, evidencing Borrower's ability to comply with the financial covenants set forth in the loan documentation, and (c) interim financial statements for Borrower and the Target Company as of a date not more than 30 days prior to the closing date.

7.

Receipt by TCW of certificates of insurance with respect to Borrower's property and liability insurance, together with a loss payable endorsement naming TCW as loss payee, all in form and substance satisfactory to TCW.

8.

Satisfactory evidence that Borrower has received all governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals as may be appropriate in connection with the Term Loan Facility and the transactions contemplated thereby.

9.

All fees and expenses related to the Term Loan Facility payable to the Agent, the Lenders and third party service providers that are specifically required to be paid on the closing date under the Commitment Letter and the Fee Letter shall have been paid to the extent due and, with respect to expenses, included in a summary invoice delivered to the Borrower at least two business days prior to the closing date.

10.

(a) The accuracy of all representations and warranties in all material respects (without duplication of any materiality qualifiers contained therein) in the definitive documentation for the Term Loan Facility and (b) the absence of any default or event of default under the Term Loan Facility.

11.

Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Obligor, and (ii) OFAC/PEP searches and customary individual background searches for each Obligor's senior management and key principals, the results of which shall be satisfactory to Agent.

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